 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
SECOND QUARTER 2012 RESULTS

August 09, 2012 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $36.2 million, or $0.31 per share, for the second quarter ended June 30, 2012. Net sales and results of operations for the second quarter as compared to the same period of the prior year are as follows:
For the second quarter of 2012, the company reported net sales of $436.7 million, as compared to $470.6 million for the second quarter of 2011. The $33.9 million decrease in sales is primarily attributable to lower raw material volumes and lower selling prices for the company's finished products.
Net income for the second quarter of 2012 decreased to $36.2 million, or $0.31 per share, as compared to $52.2 million, or $0.44 per share, for the 2011 comparable period. The $16.0 million decrease in net income for the second quarter resulted primarily from lower selling prices for the company's finished products and lower raw material volumes due to cutbacks from packers, processors and commercial bakeries as compared to second quarter 2011.
Darling International Chairman and Chief Executive Officer Randall Stuewe said, “While the operating performance of the company in the second quarter of fiscal 2012 accelerated relative to the first quarter of 2012, it remained lower compared to the record-setting second quarter of fiscal 2011. Finished product pricing for fats, greases and bakery by-products lagged behind a year ago with protein markets selling at slightly higher prices. The finished product price for ruminant meat and bone meal was impacted by the closure of the Indonesian markets in the second quarter of 2012. Finished product prices for fats and greases remained lower year over year due to reduced demand from Europe narrowing the premiums at our export facilities. Both rendering raw material and bakery volumes improved modestly as compared to first quarter of fiscal 2012 with commercial bakeries beginning to increase production late in the quarter.”

For the six months ended June 30, 2012, the company reported net sales of $823.8 million, as compared to $910.5 million for the 2011 comparable period. The $86.7 million decrease in sales resulted primarily from lower selling prices for the company's finished products and lower raw material volumes.

News Release August 09, 2012 Page 2

For the six months ended June 30, 2012, the company reported net income of $64.8 million, or
$0.55 per share, as compared to $98.8 million, or $0.87 per share, for the 2011 comparable period.
The $34.0 million decrease in net income for the six months ended June 30, 2012, resulted primarily from lower selling prices for finished products and lower raw material volumes compared to the six months ended July 2, 2011.

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company's web site at http://www.darlingii.com.

Darling International will host a conference call to discuss the company's second quarter 2012 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, August 10, 2012.
To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-0088. Please refer to access code 10016873. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through August 31, 2012, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10016873. The conference call will also be archived on the company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; risks relating to possible third party claims on intellectual property infringement; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to

News Release August 09, 2012 Page 3

differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

Darling International Inc.
Consolidated Operating Results
For the Periods Ended June 30, 2012 and July 2, 2011
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	July 2,	Favorable	June 30,	July 2,	Favorable
	2012	2011	(Unfavorable)	2012	2011	(Unfavorable)
Net Sales	$436,674	$470,610	$(33,936)	$823,782	$910,508	$(86,726)

Costs and expenses:
Cost of sales and operating expenses	$314,138	$325,204	11,066	$590,607	$626,555	$35,948
Selling, general and administrative expenses	36,894	34,092	(2,802)	74,263	64,785	(9,478)
Depreciation and amortization	21,674	19,055	(2,619)	42,434	38,736	(3,698)
Total costs and expenses	372,706	378,351	5,645	707,304	730,076	22,772
Operating income	63,968	92,259	(28,291)	116,478	180,432	(63,954)

Other income/(expense):
Interest expense	(5,753)	(7,745)	1,992	(12,678)	(21,973)	9,295
Other, net	270	(854)	1,124	(338)	(1,460)	1,122
Total other income/(expense)	(5,483)	(8,599)	3,116	(13,016)	(23,433)	10,417

Equity in net loss of unconsolidated subsidiary	(656)	(1,174)	518	(892)	(1,174)	282

Income from operations before income taxes	57,829	82,486	(24,657)	102,570	155,825	(53,255)
Income taxes (expense)/benefit	(21,604)	(30,259)	8,655	(37,774)	(57,036)	19,262
Net income	$36,225	$52,227	$(16,002)	$64,796	$98,789	(33,993)

Basic income per share:	$0.31	$0.45	$(0.14)	$0.55	$0.88	$(0.33)
Diluted income per share:	$0.31	$0.44	$(0.13)	$0.55	$0.87	$(0.32)

For More Information, contact: John O. Muse, Executive Vice President or Brad Phillips, Treasurer or Melissa A. Gaither, Director, Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300